EXHIBIT 99.1

Casey's Announces Agreement to Acquire 198 CEFCO Convenience Stores

The acquisition will expand Casey’s presence into the attractive Texas and southern markets, delivering accretive growth and creating value for shareholders, team members and guests

ANKENY, Iowa, July 26, 2024 – (Business Wire) – Casey’s General Stores, Inc. (“Casey’s” or the “Company”) (Nasdaq: CASY), one of the leading convenience store chains in the United States, today announced an agreement to acquire Fikes Wholesale, Inc. (“Fikes”), owner of CEFCO Convenience Stores (“CEFCO”), in an all-cash transaction for $1.145 billion. The purchase price includes tax benefits valued at approximately $165 million for a net after-tax purchase price of $980 million.

Fikes Wholesale, Inc. and CEFCO Convenience Stores began as a single “filling station” in Cameron, Texas in 1952 and has grown to be a respected operator with stores in multiple states. Casey’s acquisition of Fikes will include 198 retail stores and a dealer network. The proposed transaction will increase Casey’s footprint to nearly 2,900 stores. The acquisition will bring 148 additional stores to Texas, which is a highly strategic market for Casey’s, as well as 50 stores in the southern states of Alabama, Florida, and Mississippi. In addition to the retail stores and dealer locations, the transaction includes a fuel terminal and a commissary to support the Texas stores.

“During our Investor Day presentation in June of 2023, we outlined our business strategy to achieve top-quintile EBITDA growth. One of the core pillars of the plan is to grow the number of units.” said Darren Rebelez, Board Chair, President and CEO of Casey’s. “This acquisition will allow Casey’s to accelerate our unit growth plan with high-quality assets that, along with our recent 22 store acquisition in northern Texas, will provide an expanded presence in Texas and allow us to continue to expand in the state and region.”

Raymond Smith, President of Fikes and CEFCO, highlighted the strategic alignment between the two convenience organizations. “The acquisition by Casey’s, especially given its reputation and shared values, is an exciting development for Fikes and our employees. I am happy that the CEFCO stores will join a top convenience retailer that will reinvest in the stores and eventually bring Casey’s pizza to many of our customers as well as provide professional opportunities for our employees. We believe Casey’s will be an excellent steward of the CEFCO experience that our loyal customers have come to expect.”

Rebelez added, “We expect the acquisition will create value for Casey’s shareholders in the near- and long-term and will be accretive to Casey’s EBITDA in the current fiscal year. Fikes is a well-run and well-respected company in our industry, and we look forward to welcoming the Fikes team to the Casey’s family. We could not be more excited about the future of our two organizations.”

The company plans to finance the transaction through balance sheet cash and bank financing. The net investment of $980 million represents an approximate multiple of 11 times CEFCO’s pro forma adjusted 2023 EBITDA. The Company expects to achieve approximately $45 million in annual run-rate synergies upon the completion of kitchen installations in the acquired stores.

The transaction is anticipated to close during the fourth quarter of calendar year 2024, subject to customary closing conditions and regulatory approval. Casey’s was advised by BMO Capital Markets Corp. as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP as legal counsel, and Cleary Gottlieb Steen & Hamilton as antitrust legal counsel. Fikes was advised by BofA Securities as financial advisor and Bourland, Wall & Wenzel, P.C. as legal counsel.

Webcast Information

Casey’s will host a conference call to discuss the transaction at 10:00 a.m. Central Time, July 26th. A live webcast of the call will be available on Casey’s website on the Investor Relations page at https://investor.caseys.com/events-and-presentations/default.aspx. For those unable to listen to the live broadcast, an audio replay will be available on the website for twelve months.

About Casey’s General Stores

Casey’s is a Fortune 500 company (Nasdaq: CASY) operating over 2,600 convenience stores. Founded more than 50 years ago, the company has grown to become the third-largest convenience store retailer and the fifth-largest pizza chain in the United States. Casey’s provides freshly prepared foods, quality fuel and friendly service at its locations. Guests can enjoy pizza, donuts, other assorted bakery items, and a wide selection of beverages and snacks. Learn more and order online at www.caseys.com, or in the mobile app.

About Fikes Wholesale, Inc. and CEFCO Convenience Stores

Fikes Wholesale, Inc. and CEFCO Convenience Stores were founded as a family-owned and operated business in 1952. Today, they operate convenience stores in Alabama, Florida, Mississippi, and Texas. Learn more at www.cefcostores.com.

Investor Relations Contact:

Brian Johnson (515) 446-6587

Brian.johnson@caseys.com

Media Relations Contact:

Katie Petru (515) 446-6772

Katie.petru@caseys.com

Forward-Looking Statements

This communication contains statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to the ability to consummate the transaction, the potential impact of consummation of the transaction on relationships with third parties, expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, and performance at the Company’s stores. There are a number of known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results to differ materially from any results expressed or implied by these forward-looking statements, including but not limited to the execution of the Company’s strategic plan, the integration and financial performance of acquired stores, wholesale fuel, inventory and ingredient costs, distribution challenges and disruptions, the impact and duration of the conflict in Ukraine or other geopolitical disruptions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on the Company’s website. Any forward-looking statements contained in this communication represent our current views as of the date of this communication with respect to future events, and the Company disclaims any intention or obligation to update or revise any forward-looking statements in this communication whether as a result of new information, future events, or otherwise.